UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):           May 22, 2006

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-21639	23-2858652

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania		19044

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2006, the Nominating and Corporate Governance Committee of the Board of Directors of NCO Group, Inc. (the "Company") set the fees payable to members of the Special Committee of the Board (the "Special Committee") that was recently established to consider the previously announced proposal received by the Board of Directors on May 15, 2006 from Michael J. Barrist, Chairman and Chief Executive Officer of the Company. Mr. Barrist proposed to acquire all of the outstanding shares of the Company for $27.50 per share in cash. Each of Allen F. Wise and Eric S. Siegel will receive a fee of $25,000, plus reimbursement of expenses incurred in attending committee meetings, for their services as members of the Special Committee.  Leo J. Pound will receive a fee of $50,000, plus reimbursement of expenses incurred in attending committee meetings, for his services as Chairman of the Special Committee.  The fees to be received by the Special Committee members discussed above are in addition to the annual fees received by such directors for their services as a member of the Company's Board of Directors and other committees thereof.  In addition, the Nominating and Corporate Governance Committee increased the annual fee payable to each non-employee member of the Board of Directors by $25,000, for an annual fee of $60,000. All of these fees will payable on June 1, 2006.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: May 26, 2006	By:	/s/ John R. Schwab

	Name:	John R. Schwab
	Title:	Executive Vice President, Finance, Chief Financial Officer and Treasurer